NEWS RELEASE September 25, 1996

For immediate release: Budget National and Analyst Wire

Contacts:
Gary Wagner, Senior Vice President, Chief Financial Officer, and Dan Stracner, Vice President, Public Affairs: 818/683-4000

Ameron International reports strong third-quarter earnings

     	Pasadena, Calif.-Ameron International Corporation (NYSE: AMN) today reported strong third-quarter earnings of $1.50 per share on sales of $134 million, compared to $1.16 per share on sales of $137 million for the similar period in 1995. Year-to-date earnings were also strong: $2.71 per share on sales of $366 million, compared to $2.20 per share on sales of $354 million last year. These earnings represent a 29% increase for the quarter and a 23% improvement for the year to date.

     	Quarterly and nine-month earnings were up sharply for Ameron's domestic concrete and steel pipe operations. Demand for water transmission piping remains strong in the western United States as water agencies continue long-term expansion of aqueducts. Adding to the results were significant improvements in manufacturing due to an ongoing total quality management program.

      	Ameron's worldwide protective coatings business also had higher sales and significantly improved income. Operations in the United States, Europe and Hong Kong all reported increased earnings. Operating results were positively influenced by product streamlining and higher manufacturing yields in both the United States and Europe.

        Ameron's worldwide fiberglass pipe business reported appreciable improvements in sales and earnings for the quarter and year to date, primarily because of positive performance by U.S. operations. Although nine-month European results continued to be impacted by order delays from earlier in the year, quarterly earnings showed improvement.

	While still quite profitable, Ameron Hawaii, the construction products business, continued to report substantially lower sales and earnings than in 1995 because of the ongoing economic slowdown in the Islands. Results from Ameron's domestic pole products business were slightly lower for the quarter and slightly higher for the year to date.

	On Aug. 7, Ameron entered into an agreement to acquire the worldwide Devoe marine coatings business of Imperial Chemical Industries, PLC (ICI). The North American portion of that acquisition was completed in early September, making Ameron the largest supplier of high-performance marine and offshore coatings in the United States. The remainder of the acquisition will be completed in late October. In addition, Ameron will manufacture and sell Devoe coatings to industrial maintenance markets in Europe, the Middle East and parts of Africa. The total Devoe business being acquired by Ameron generated sales of approximately $50 million in 1995.
In the first quarter, Ameron acquired Centron International, a manufacturer of fiberglass pipe for oilfield applications. Annual Centron sales are approximately $25 million. "These acquisitions are consistent with Ameron's strategy to grow through alliances and acquisitions, as well as new product development," said James S. Marlen, Ameron chairman, president and chief executive officer.

	Ameron's affiliated companies had higher overall sales and earnings both for the quarter and year to date. However, equity income was down due to lower cash dividends received. Since 1994, Ameron has been using a more conservative income recognition method under which income is recorded only to the extent that cash dividends are received.

	"I am very pleased with the continued improvement in most of our businesses, and I am optimistic that Ameron's overall 1996 sales and earnings will be substantially stronger than in 1995, continuing the positive earnings trend that began in 1994 following the comprehensive restructuring of the company," Marlen said.

                 			Ameron International Corporation
		                 Consolidated Statements of Income
			                  Third Quarter Ended August 31,
	   	            (in thousands except and per share data)

                                         						   1996            1995
					                                          	---------       ---------
Sales                                           $133,622        $137,421
Cost of Sales                                     97,402         103,990
						                                          ---------       ---------
Gross Profit                                      36,220          33,431
Selling, General and Administrative Expenses      26,274          25,664
						                                          ---------       ---------
Operating Profit                                   9,946           7,767
Royalty, Equity and Other Income                   1,590           1,796
						                                          ---------       ---------
Income before Interest and Income Taxes           11,536           9,563
Interest, net                                      2,349           2,986
						                                          ---------       ---------
Income before Income Taxes                         9,187           6,577
Income Taxes                                       3,215           2,000
						                                          ---------       ---------
Net Income                                      $  5,972        $  4,577
						                                          =========       =========
Per Share:
  Net Income                                    $   1.50        $   1.16
					                                          	=========       =========
  Cash Dividends Paid                           $    .32        $    .32
					                                          	=========       =========


                 			Ameron International Corporation
		                 Consolidated Statements of Income
			                  Nine Months Ended August 31,
		          (in thousands except share and per share data)

                                         						   1996            1995
					                                          	---------       ---------
Sales                                           $366,006        $353,978
Cost of Sales                                    273,571         267,379
					                                          	---------       ---------
Gross Profit                                      92,435          86,599
Selling, General and Administrative Expenses      73,723          71,173
					                                          	---------       ---------
Operating Profit                                  18,712          15,426
Royalty, Equity and Other Income                   5,694           5,563
						                                          ---------       ---------
Income before Interest and Income Taxes           24,406          20,989
Interest, net                                      7,796           8,913
						                                          ---------       ---------
Income before Income Taxes                        16,610          12,076
Income Taxes                                       5,813           3,382
						                                          ---------       ---------
Net Income                                      $ 10,797        $  8,694
						                                          =========       =========
Per Share (based on average of
  3,977,481 shares in 1996 and
  3,951,549 shares in 1995):
  Net Income                                    $   2.71        $   2.20
						                                          =========       =========
  Cash Dividends Paid                           $    .96        $    .96
						                                          =========       =========


            		     Ameron International Corporation
		                   Consolidated Balance Sheets
			                        (in thousands)

                                          						August 31,     November 30,
						                                             1996            1995
					                                          	---------       ---------
ASSETS
Current Assets
  Cash and equivalents                          $ 49,440        $ 12,923
  Receivables, net                               108,012         105,019
  Inventories                                     72,781          76,426
  Other                                           12,533          12,470
						                                          ---------       ---------
    Total current assets                         242,766         206,838
Investments and Advances -
  Affiliated Companies                            35,330          36,197
Property, Plant and Equipment, net               114,418         114,116
Other Assets                                      18,536          14,230
						                                          ---------       ---------
  Total assets                                  $411,050        $371,381
						                                          =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings                         $  1,157        $  1,718
  Current portion of long-term debt               17,782          17,803
  Trade payables                                  33,054          32,219
  Accrued liabilities and other                   39,982          40,640
						                                          ---------       ---------
    Total current liabilities                     91,975          92,380
Deferred Income Taxes, Credits and Reserves       55,238          52,864
Long-Term Debt                                   121,982          91,565
						                                          ---------       ---------
  Total Liabilities                              269,195         236,809
Stockholders' Equity
  Common stock                                    12,842          12,823
  Additional paid-in capital                      15,579          15,322
  Retained earnings                              153,982         146,987
  Cumulative translation adjustments               2,231           2,219
  Treasury stock                                 (42,779)        (42,779)
					                                          	---------       ---------
    Total stockholders' equity                   141,855         134,572
						---------       ---------
  Total liabilities and stockholders' equity    $411,050        $371,381
						                                          =========       =========